Exhibit 99.1

SAIC Announces Financial Results for First

Quarter Fiscal Year 2008

•	Revenues: Up 6 percent to $2.1 billion
•	Operating Income: Down 1 percent to $140 million
•	Diluted EPS from Continuing Operations: Down 33 percent to $0.18

(SAN DIEGO and MCLEAN, VA) – June 6, 2007 – SAIC, Inc. [NYSE: SAI] , a leading provider of research, engineering, and technology services and solutions, today announced financial results for the first quarter of fiscal year 2008, which ended April 30, 2007.

“Thanks to the hard work of our 44,000 employees, the company is off to a good start for the year,” said Ken Dahlberg, SAIC chairman and chief executive officer. “The company met its financial objectives for the quarter and is on track to achieve all of the metrics contained in the company’s guidance for the year. In addition, the enactment of the supplemental spending bill in May should allow our primary customers to fund their critical missions.”

Summary Operating Results

Revenues for the quarter were $2.1 billion, up 6 percent from $2.0 billion in the first quarter of fiscal year 2007. Internal, or non-acquisition, growth represented 2 percentage points of the consolidated growth for the quarter.

Operating income for the quarter was $140 million (6.8 percent of revenue), down 1 percent from $142 million (7.3 percent of revenue) in the first quarter of fiscal year 2007. The year-over-year decrease in operating margin was primarily caused by the timing of business development and internal research and development spending, which is forecast to be consistent throughout fiscal year 2008 but was weighted toward the second half of fiscal year 2007.

Income from continuing operations for the quarter was $77 million, down 17 percent from $93 million in the first quarter of fiscal year 2007. The decrease in income from continuing operations results primarily from a $15 million decrease in interest income and a 3.6 percentage point increase in the effective tax rate. Interest income declined year-over-year in response to declines in average cash and investment balances due to the payment of the $2.45 billion special dividend in November 2006. The tax rate in the first quarter of fiscal year 2007 was lower than normal as a result of the reversal of certain tax contingencies; the tax rate in the first quarter of fiscal year 2008 represents a more normative rate of 40 percent.

Diluted earnings per share from continuing operations for the quarter were $0.18, down 33 percent from $0.27 in the first quarter of fiscal year 2007, driven by the decrease in income from continuing operations and a higher share count compared to the prior year. The diluted share count for the quarter was 418 million, up 20 percent from 347 million in the first quarter of fiscal year 2007 as a result of the 86.25 million shares issued in the October 2006 initial public offering (IPO).

Diluted earnings per share, which include discontinued operations, were $0.19 for the quarter, down 39 percent from $0.31 in the first quarter of fiscal year 2007. Discontinued operations include the majority owned subsidiary ANX, which was sold in the third quarter of fiscal year 2007, and Telcordia, which was sold in the first quarter of fiscal year 2006.

Cash Generation and Capital Deployment

The company used $134 million of cash flow in support of operations during the quarter, compared to generating $79 million in cash flow from operations in the first quarter of fiscal year 2007. The decrease in cash flow from operations is in part due to increases during the quarter in the settlement of payables and accrued expenses and in days sales outstanding from 69 to 73 days. The decrease was also attributable to the year-over-year shift from equity to cash of certain bonus payments and retirement plan contributions, timing differences in payments for Employee Stock Purchase Plan and retirement plan activities, and the recategorization of tax benefits received on stock option exercises and other stock awards from cash flow from operations to cash flow from financing activities effective with the October 2006 IPO-related reorganization merger as required by SFAS 123(R). In general, cash flow from operations is lowest in the first quarter because the company pays its annual bonuses for the prior year in March.

During the quarter, the company used a total of $94 million to repurchase 2.5 million shares under the 40-million share stock repurchase program and 2.7 million shares in privately negotiated transactions or other recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Share count guidance given by the company expressly assumes no future repurchases under the repurchase program but includes an estimate for other recurring repurchases from employees.

New Business Awards

Net new business bookings totaled $1.5 billion in the first quarter of fiscal year, representing a book-to-bill ratio of 0.7. Net bookings reflect net additions to backlog, derived by taking the change in backlog plus revenue recognized for the period. No bookings value is assigned unless the company has received a signed contract for a priced statement of work. Quarterly net bookings were diminished by $300 million to reflect that the company received notice that a customer intends to move certain tasks from a definite delivery contract to existing indefinite delivery/indefinite quantity (IDIQ) contracts. Without this contract category change, net bookings would have been $1.8 billion, yielding a book-to-bill ratio of 0.9.

Notable highlights of competitive definite delivery contracts received during the quarter include:

•

Global Positioning System Wing (GPSW) Systems Engineering and Integration (SE&I). SAIC won a five-year, $212 million contract to provide SE&I services in support of the GPSW. SAIC will produce and maintain the technical baseline for a dynamic and multi-segment program and deliver a broad range of services, including integration management, engineering process control and improvement, system security, program certification, specialty engineering, logistics, quality assurance, and risk management.

•

Naval Surface Warfare Center (NSWC) Electronic Warfare Technical Services. Under a five-year, $122 million cost-plus-award-fee task order, SAIC will provide engineering, technical, and programmatic support services for surface and airborne electronic warfare to the NSWC, Crane Division.

•

Space and Naval Warfare (SPAWAR) Navy Enterprise Resource Planning (ERP) Systems. SAIC won a three-year, $22 million task order from the SPAWAR Systems Center, Charleston (SSCC) to support the deployment of the Navy ERP Systems, Applications and Products common business solution. SAIC support includes project and financial management, business processes and information, communications and organizational change management, quality assurance, testing, training, helpdesk management, technical environment, business realization, and balanced scorecard/Lean Six Sigma processes.

In addition to these definite delivery awards, SAIC also won several IDIQ contracts that are not included in the bookings total. Notable IDIQ awards during the quarter include:

•

U.S. Air Force, Pacific Air Forces (PACAF) Support Services. SAIC won a five-year, $394 million time-and-materials contract from PACAF to provide a full range of engineering and technical support services. Under this recompeted master contract, SAIC will continue to support systems for PACAF command, control, computers, intelligence, wargaming and force protection.

•

Military Ground Tires Supply Chain Management (Michelin). SAIC won a single award, firm-fixed-price contract from Michelin North America to help supply ground tires to the U.S. military through the Defense Supply Center—Columbus (DSCC). Under the ten-year, $300 million contract, SAIC will manage the wholesale supply, storage, and distribution functions, contributing supply chain management expertise in forecasting, inventory management, and worldwide distribution.

•

General Services Administration (GSA) Networx Universal Program. SAIC is a key subcontractor to Qwest Communications International Inc. on the GSA Networx Universal program, which has an estimated value of $20 billion and ceiling of $48.1 billion over 10 years. Qwest is one of three companies to receive a Networx Universal prime contract. SAIC will provide managed security services, managed tiered security services, customer specific design and engineering services, managed hosting services, transition services, and other related professional services.

•

U.S. Army Chemical Materials Agency (CMA) Technical Services. SAIC was one of three companies awarded a contract to provide technical services to the U.S. Army CMA with a five-year period of performance and a $62 million ceiling. Under this recompeted contract, SAIC will continue to provide engineering design; chemical agent, industrial chemical and pollutant monitoring; technical analysis; quality assurance; safety, security, and surety; training and testing to support CMA’s mission of storing and disposing chemicals in a safe and environmentally sound manner.

The company’s backlog of signed business orders at the end of the first quarter of fiscal year 2008 was over $14.5 billion, of which $4.8 billion was funded. The negotiated unfunded backlog of $9.7 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

The company is reaffirming its guidance for fiscal year 2008 given on December 12, 2006, which is shown in the table below.

Measure	FY Ending 1/31/2008
Revenue (billions)	$8.70 –$9.00
Diluted EPS from continuing operations	$0.83 –$0.88
Diluted share equivalents (millions)	430
Cash flow from operations (millions)	$450 or greater

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions.

SAIC: FROM SCIENCE TO SOLUTIONS™

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K filed with the SEC on April 12, 2007, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of June 6, 2007. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

External Communications:
Connie Custer, McLean	Ron Zollars, San Diego
703-676-6533	858-826-7896
constance.a.custer@saic.com	ronald.m.zollars@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2007	2006
Revenues	$2,068	$1,954
Costs and expenses:
Cost of revenues	1,797	1,684
Selling, general and administrative expenses	131	128

Operating income	140	142
Non-operating income (expense):
Interest income	14	29
Interest expense	(22)	(23)
Minority interest in income of consolidated subsidiaries	(3)	(3)
Other income, net	—	2

Income from continuing operations before income taxes	129	147
Provision for income taxes	52	54

Income from continuing operations	77	93
Discontinued operations:
Income from discontinued operations before income taxes	9	1
Provision (benefit) for income taxes	6	(12)

Income from discontinued operations	3	13

Net income	$80	$106

Earnings per share
Basic:
Income from continuing operations	$0.19	$0.28
Income from discontinued operations	0.01	0.04

	$0.20	$0.32

Diluted:
Income from continuing operations	$0.18	$0.27
Income from discontinued operations	0.01	0.04

	$0.19	$0.31

Weighted average shares outstanding:
Basic	404	336

Diluted	418	347

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$943	$1,113
Receivables, net	1,671	1,641
Inventory, prepaid expenses and other current assets	183	191

Total current assets	2,797	2,945
Property, plant and equipment (less accumulated depreciation and amortization of $280 and $268 at April 30, 2007 and January 31, 2007, respectively)	389	387
Intangible assets, net	92	109
Goodwill	964	951
Deferred income taxes	76	57
Other assets	109	109

	$4,427	$4,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$916	$1,042
Accrued payroll and employee benefits	408	519
Income taxes payable	20	73
Notes payable and long-term debt, current portion	129	29

Total current liabilities	1,473	1,663
Notes payable and long-term debt, net of current portion	1,102	1,199
Other long-term liabilities	183	104
Commitments and contingencies
Minority interest in consolidated subsidiaries	59	56
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,636	1,557
Retained earnings	—	6
Accumulated other comprehensive loss	(26)	(27)

Total stockholders’ equity	1,610	1,536

	$4,427	$4,558

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2007	2006
Cash flows from operations:
Net income	$80	$106
Income from discontinued operations	(3)	(13)
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	17	15
Stock-based compensation	23	15
Excess tax benefits from stock-based compensation	(27)	—
Other non-cash items	3	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(30)	3
Inventory, prepaid expenses and other current assets	2	20
Deferred income taxes	—	(15)
Other assets	(2)	(3)
Accounts payable and accrued liabilities	(116)	(39)
Accrued payroll and employee benefits	(111)	(74)
Income taxes payable	27	61
Other long-term liabilities	3	2

Total cash flows provided by (used in) operations	(134)	79
Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(18)
Acquisition of businesses, net of cash acquired of $1 in 2006	—	(14)
Purchases of marketable securities available-for-sale	—	(4,258)
Proceeds from sales and maturities of marketable securities available-for-sale	—	5,917
Other	4	10

Total cash flows provided by (used in) investing activities	(8)	1,637
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(20)
Sales of stock and exercise of stock options	35	16
Repurchases of stock	(94)	(32)
Excess tax benefits from stock-based compensation	27	—
Other	1	(1)

Total cash flows used in financing activities	(32)	(37)

Increase (decrease) in cash and cash equivalents from continuing operations	(174)	1,679

Cash flows of discontinued operations:
Cash provided by investing activities from discontinued operations	4	1

Increase in cash and cash equivalents from discontinued operations	4	1

Cash and cash equivalents at beginning of period	1,113	1,010

Cash and cash equivalents at end of period	$943	$2,690

Supplemental schedule of non-cash investing and financing activities:
Stock exchanged upon exercise of stock options	$85	$52

Stock issued for settlement of accrued employee benefits	$4	$32

Fair value of assets acquired in acquisitions	$—	$18
Cash paid in acquisitions, net of cash acquired	—	(14)
Accrued acquisition payments	—	(1)

Liabilities assumed in acquisitions	$—	$3